Exhibit 5.1

—, 2010

Direct Dial: 613.787.1060

Our Matter Number: 1119725

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario

Canada K2K 2W7

Dear Sirs/Mesdames:

Mitel Networks Corporation

We have acted as Canadian counsel to Mitel Networks Corporation, a corporation governed by the Canada Business Corporations Act, (the “Company”) in connection with the Registration Statement (File No. 333 – 163930) on Form F-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) relating to the Company’s initial public offering of common shares of the Company, no par value, (the “Company Shares”) to be issued and sold by the Company; and common shares of the Company, no par value, which common shares may be sold by certain selling shareholders (the “Selling Shareholders’ Overallotment Shares”), upon exercise of an overallotment option by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC (collectively, the “Representatives”) as set forth in the Underwriting Agreement to be entered into by and among the Company, the Selling Shareholders, the Representatives and the other underwriters named therein (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

In connection with this opinion, we have examined the Registration Statement. We have also examined and relied on the articles of incorporation, as amended, of the Company as in effect today and as in effect on the relevant dates of issuance of the Selling Shareholders’ Overallotment Shares and on resolutions of the board of directors of the Company relating to the issuance of the Company Shares, the Selling Shareholders’ Overallotment Shares and related matters, as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing the opinion in paragraph 2, we have relied upon a certificate of an officer of the Company certifying receipt by the Company of full payment for the issuance of the Selling Shareholders’ Overallotment Shares.

On the basis of the foregoing, we are of the opinion that:

1. the Company Shares have been duly and validly authorized and, when issued and paid for in accordance with resolutions duly adopted by the board of directors of the Company, will be duly and validly issued, fully paid and non-assessable; and

2. the Selling Shareholders’ Overallotment Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,